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Exhibit 99.19
Berggruen Acquisition Holdings Ltd.
1114 Avenue of the Americas
New York, New York 10036

and

Marlin Equities II, LLC
555 Theodore Fremd Avenue
Suite B-302
Rye, New York 10580
Liberty Acquisition Holdings Corp.
1114 Avenue of the Americas, 41st Floor
New York, New York 10036
Date: September 14, 2010
RE: Cash Election
Gentlemen:
Reference is made to the Amended and Restated Business Combination Agreement, dated as of August 4, 2010 (as further amended, the “Business Combination Agreement”), by and among Liberty Acquisition Holdings Corp. (“Liberty”), Liberty Acquisition Holdings Virginia, Inc. and Promotora de Informaciones, S.A. (“Prisa”). Unless otherwise defined herein, capitalized terms are used herein as defined in the Business Combination Agreement.
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each of the undersigned hereby agrees with Liberty that it will not exercise any right that it may have to make the Cash Election with respect to any of the shares of Liberty Common Stock that it holds or hereafter acquires.
Each of the parties hereto further agrees that Prisa is intended to be, and shall be, a third party beneficiary under this letter agreement and shall be entitled to directly enforce Liberty’s rights hereunder.
The agreements of the parties hereunder shall terminate if the Business Combination Agreement shall be terminated for any reason.
This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.
-signature page to follow-

Yours faithfully, Berggruen Acquisition Holdings Ltd
By:	/S/ JARED BLUESTEIN
	Name:	Jared Bluestein
	Title:	Secretary

Marlin Equities II, LLC
By:	/S/ IAN ASHKEN
	Name:	Ian Ashken
	Title:	Authorized Signatory

Acknowledged and Agreed:
Liberty Acquisition Holdings Corp.

By:	/S/ JARED BLUESTEIN
	Name:	Jared Bluestein
	Title:	Secretary